Exhibit 99.1

N E W S R E L E A S E

Contact:	Investor Relations Inquiries
Edmund E. Kroll, Jr.
Senior Vice President, Finance & Investor Relations
(212) 759-0382

Media Inquiries
Marcela Manjarrez-Hawn
Senior Vice President and Chief Communications Officer
(314) 445-0790

FOR IMMEDIATE RELEASE

CENTENE CORPORATION REPORTS 2018 SECOND QUARTER RESULTS AND UPDATES 2018 GUIDANCE
-- 2018 Second Quarter Diluted EPS of $1.50; Adjusted Diluted EPS of $1.80 --

ST. LOUIS, MISSOURI (July 24, 2018) -- Centene Corporation (NYSE: CNC) announced today its financial results for the second quarter ended June 30, 2018, reporting diluted earnings per share (EPS) of $1.50 and Adjusted Diluted EPS of $1.80.

In summary, the 2018 second quarter results were as follows:

Total revenues (in millions)	$14,181
Health benefits ratio	85.7%
SG&A expense ratio	9.6%
GAAP diluted EPS	$1.50
Adjusted Diluted EPS (1)	$1.80
Total cash flow used in operations (in millions)	$(526)

(1) A full reconciliation of Adjusted Diluted EPS is shown on page six of this release.

Michael F. Neidorff, Centene's Chairman and Chief Executive Officer, stated, "Centene's strong fundamentals will be enhanced by the strategic and financial benefits of our recently closed Fidelis Care acquisition."

Second Quarter Highlights

•	June 30, 2018 managed care membership of 12.8 million, an increase of 584,700 members, or 5%, over June 30, 2017.

•	Total revenues for the second quarter of 2018 of $14.2 billion, representing 19% growth, compared to the second quarter of 2017.

•	Health benefits ratio (HBR) of 85.7% for the second quarter of 2018, compared to 86.3% in the second quarter of 2017.

•	Selling, general and administrative (SG&A) expense ratio and Adjusted SG&A expense ratio of 9.6% for the second quarter of 2018, compared to 9.3% for the second quarter of 2017.

•	Diluted EPS for the second quarter of 2018 of $1.50, compared to $1.44 for the second quarter of 2017.

•	Adjusted Diluted EPS for the second quarter of 2018 of $1.80, compared to $1.59 for the second quarter of 2017.

•
Operating cash flow of $(526) million for the second quarter of 2018, and $1.3 billion for the six months ended June 30, 2018. As expected and highlighted at our June Investor Day, the second quarter cash flow was negatively affected by the repayment of $630 million of Medicaid expansion rate overpayments in California, which was previously accrued.

Other Events

•
In July 2018, we completed the acquisition of substantially all of the assets of Fidelis Care for $3.75 billion. The acquisition was funded through approximately $2.8 billion of new equity and approximately $1.8 billion of new long-term debt. Both offerings were completed in May 2018.

•
In July 2018, our subsidiary, Health Net Federal Services, was awarded the next generation Military & Family Life Counseling Program contract. The awarded contract is up to ten years, including multiple one-year option periods.

•
In July 2018, Centurion began operating under a contract to provide healthcare services for correctional facilities in Pima County, Arizona. In addition, Centurion's contracts for correctional facilities were reprocured in Florida, New Hampshire and Tennessee.

•
In June 2018, our Kansas subsidiary, Sunflower Health Plan, was selected to continue providing managed care services to KanCare beneficiaries statewide. The new contract is expected to commence January 1, 2019.

•
In June 2018, we announced our partnership with the National Council on Independent Living for the "Barrier Removal Fund" program. This program is an initiative to increase the accessibility of provider medical offices and services for people with disabilities.

•
In May 2018, our Washington State subsidiary, Coordinated Care of Washington, was selected to provide expanded managed care services to Apple Health's Fully Integrated Managed Care (FIMC) Medicaid beneficiaries. This new contract integrates physical and behavioral health.

•
In May 2018, our Iowa subsidiary, Iowa Total Care, Inc., was selected to negotiate a new statewide contract for the IA Health Link Program. Pending regulatory approval, the contract is expected to commence on July 1, 2019.

•
In May 2018, our Florida subsidiary, Sunshine Health, was awarded a contract to provide physical and behavioral health care services in all 11 regions through Florida's Statewide Medicaid Managed Care Program, subject to regulatory approval and successful completion of readiness review. The five year contract is expected to begin December 1, 2018 and will be implemented by region through February 2019.

Accreditations & Awards

•	In July 2018, FORTUNE magazine announced Centene's position of #210 in its annual ranking of the largest companies globally by revenue.

•	In July 2018, Forbes announced Centene's position of #43 in its ranking of "Global 2000: Growth Champions."

•	In June 2018, Centene and several of its subsidiaries earned Accreditation from NCQA, including SilverSummit Healthplan and Envolve Pharmacy Solutions.

•	In May 2018, FORTUNE magazine announced Centene's position of #61 in its annual ranking of America's largest companies by revenue.

•	In May 2018, at Decision Health's Ninth Annual Case in Point Platinum Awards, Centene and six of its subsidiaries were honored for their innovative programs.

Membership

The following table sets forth our membership by line of business:

	June 30
	2018	2017
Medicaid:
TANF, CHIP & Foster Care	5,852,000	5,854,400
ABD & LTSS	874,200	843,500
Behavioral Health	454,600	466,500
Total Medicaid	7,180,800	7,164,400
Commercial	2,051,700	1,743,600
Medicare (1)	343,800	327,500
Correctional	157,900	160,400
Total at-risk membership	9,734,200	9,395,900
TRICARE eligibles	2,851,500	2,823,200
Non-risk membership	218,100	—
Total	12,803,800	12,219,100

(1) Membership includes Medicare Advantage, Medicare Supplement, Special Needs Plans, and Medicare-Medicaid Plans (MMP).

The following table sets forth additional membership statistics, which are included in the membership information above:

	June 30
	2018	2017
Dual-eligible (2)	489,500	467,500
Health Insurance Marketplace	1,503,100	1,084,600
Medicaid Expansion	1,079,700	1,101,900

(2) Membership includes dual-eligible ABD & LTSS and dual-eligible Medicare membership in the table above.

Revenues

The following table sets forth supplemental revenue information for the three months ended June 30, ($ in millions):

	2018	2017	% Change 2017-2018
Medicaid	$8,919	$8,068	11%
Commercial	3,143	2,122	48%
Medicare (1)	1,203	1,134	6%
Other	916	630	45%
Total Revenues	$14,181	$11,954	19%

(1) Medicare includes Medicare Advantage, Medicare Supplement, Special Needs Plans, and MMP.

Statement of Operations: Three Months Ended June 30, 2018

•
For the second quarter of 2018, total revenues increased 19% to $14.2 billion, from $12.0 billion in the comparable period in 2017. The increase over prior year was due to growth in the Health Insurance Marketplace business in 2018, acquisitions, expansions and new programs in many of our states in 2017 and 2018, and the reinstatement of the health insurer fee in 2018. Total revenues also increased by approximately $500 million associated with pass through payments from the State of California received in the second quarter that were recorded in premium tax revenue and premium tax expense. These increases were partially offset by the impact of the removal of the in-home support services (IHSS) program from California's Medicaid contract in January 2018.

•
Sequentially, total revenues increased 8% over the first quarter of 2018 primarily due to the pass through payments from the State of California noted above, the Illinois contract expansion and acquisitions.

•
HBR of 85.7% for the second quarter of 2018 represents a decrease from 86.3% in the comparable period in 2017. The year-over-year decrease was primarily a result of membership growth in the Health Insurance Marketplace business and the reinstatement of the health insurer fee in 2018. These decreases were partially offset by the impact of retroactive minimum medical loss ratio (MLR) changes under California's Medicaid expansion program.

•
HBR increased sequentially from 84.3% in the first quarter of 2018. The increase was primarily attributable to normal seasonality in the commercial business and the California minimum MLR changes noted above. These HBR increases were partially offset by the decrease in flu-related costs over the first quarter of 2018.

•
The SG&A expense ratio and Adjusted SG&A expense ratio were 9.6% for the second quarter of 2018, compared to 9.3% for the second quarter of 2017. The year-over-year increase was primarily a result of growth in the Health Insurance Marketplace business, which operates at a higher SG&A expense ratio.

Balance Sheet

At June 30, 2018, the Company had cash, investments and restricted deposits of $15.0 billion, including $3.5 billion held by unregulated entities. Medical claims liabilities totaled $5.0 billion, representing 44 days in claims payable, which is an increase of one day over the first quarter of 2018. Total debt was $6.3 billion, and there were no borrowings on our revolving credit facility. The Company had $1.5 billion available on the revolving credit facility at quarter-end. The debt to capitalization ratio was 36.7% at June 30, 2018, excluding the $85 million non-recourse mortgage note and construction loan.

Outlook

The Company's full updated annual guidance for 2018 is as follows:

	Full Year 2018
	Low	High
Total revenues (in billions)	$59.2	$60.0
GAAP diluted EPS	$4.25	$4.57
Adjusted Diluted EPS (1)	$6.80	$7.16
HBR	85.9%	86.4%
SG&A expense ratio	10.2%	10.7%
Adjusted SG&A expense ratio (2)	9.4%	9.9%
Effective tax rate	34.0%	36.0%
Diluted shares outstanding (in millions)	198.7	199.7

(1)
Adjusted Diluted EPS excludes amortization of acquired intangible assets of $0.81 to $0.83 per diluted share, acquisition related expenses of $1.62 to $1.64 per diluted share and California minimum MLR changes of $0.12 per diluted share.

(2)	Adjusted SG&A expense ratio excludes acquisition related expenses of $422 million to $428 million, of which $400 million to $406 million will be incurred in the second half of 2018.

Conference Call

As previously announced, the Company will host a conference call Tuesday, July 24, 2018, at approximately 8:30 AM (Eastern Time) to review the financial results for the second quarter ended June 30, 2018. Michael Neidorff and Jeffrey Schwaneke will host the conference call.

Investors and other interested parties are invited to listen to the conference call by dialing 1-877-883-0383 in the U.S. and Canada; +1-412-902-6506 from abroad, including the following Elite Entry Number: 7229256 to expedite caller registration; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section.

A webcast replay will be available for on-demand listening shortly after the completion of the call for the next twelve months or until 11:59 PM (Eastern Time) on Tuesday, July 23, 2019, at the aforementioned URL. In addition, a digital audio playback will be available until 9:00 AM (Eastern Time) on Tuesday, July 31, 2018, by dialing 1-877-344-7529 in the U.S. and Canada, or +1-412-317-0088 from abroad, and entering access code 10121638.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures in this release as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company's operations and measure the Company's performance more consistently across periods. The Company uses the presented non-GAAP financial measures internally to allow management to focus on period-to-period changes in the Company's core business operations. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Specifically, the Company believes the presentation of non-GAAP financial information that excludes amortization of acquired intangible assets, acquisition related expenses, as well as other items, allows investors to develop a more meaningful understanding of the Company's performance over time. The tables below provide reconciliations of non-GAAP items ($ in millions, except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
GAAP net earnings	$300	$254	$640	$393
Amortization of acquired intangible assets	45	39	84	79
Acquisition related expenses	1	1	22	6
California minimum medical loss ratio changes (1)	30	—	30	—
Penn Treaty assessment expense (2)	—	—	—	47
Income tax effects of adjustments (3)	(16)	(14)	(30)	(48)
Adjusted net earnings	$360	$280	$746	$477

(1)	The impact of retroactive minimum MLR changes under California’s Medicaid expansion program.

(2)	Additional expense for the Company's estimated share of guaranty association assessment resulting from the liquidation of Penn Treaty for the six months ended June 30, 2017.

(3)	The income tax effects of adjustments are based on the effective income tax rates applicable to adjusted (non-GAAP) results.

	Three Months Ended June 30,		Six Months Ended June 30,		Annual Guidance December 31, 2018
	2018	2017	2018	2017
GAAP diluted EPS	$1.50	$1.44	$3.39	$2.23	$4.25 - $4.57
Amortization of acquired intangible assets (1)	0.17	0.14	0.35	0.28	$0.81 - $0.83
Acquisition related expenses (2)	0.01	0.01	0.10	0.03	$1.62 - $1.64
California minimum medical loss ratio changes (3)	0.12	—	0.12	—	$0.12
Penn Treaty assessment expense (4)	—	—	—	0.17	—
Adjusted Diluted EPS	$1.80	$1.59	$3.96	$2.71	$6.80 - $7.16

(1)
The amortization of acquired intangible assets per diluted share presented above is net of an income tax benefit of $0.05 and $0.08 for the three months ended June 30, 2018 and 2017, respectively, and $0.10 and $0.17 for the six months ended June 30, 2018 and 2017, respectively; and an estimated $0.24 to $0.25 for the year ended December 31, 2018.

(2)
The acquisition related expenses per diluted share presented above are net of an income tax benefit of $0.00 for both the three months ended June 30, 2018 and 2017, and $0.02 and $0.01 for the six months ended June 30, 2018 and 2017, respectively; and an estimated $0.50 to $0.51 for the year ended December 31, 2018.

(3)
The impact of retroactive changes to the California minimum MLR is net of an income tax benefit of $0.03 and $0.04 for the three and six months ended June 30, 2018, respectively; and an estimated $0.03 to $0.04 for the year ended December 31, 2018.

(4)	The Penn Treaty assessment expense per diluted share presented above is net of an income tax benefit of $0.09 for the six months ended June 30, 2017.

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31,
	2018	2017	2018	2017	2018
GAAP SG&A expenses	$1,237	$1,065	$2,553	$2,156	$1,316
Acquisition related expenses	1	1	22	6	21
Penn Treaty assessment expense	—	—	—	47	—
Adjusted SG&A expenses	$1,236	$1,064	$2,531	$2,103	$1,295

About Centene Corporation

Centene Corporation, a Fortune 100 company, is a diversified, multi-national healthcare enterprise that provides a portfolio of services to government sponsored and commercial healthcare programs, focusing on under-insured and uninsured individuals. Many receive benefits provided under Medicaid, including the State Children’s Health Insurance Program (CHIP), as well as Aged, Blind or Disabled (ABD), Foster Care and Long-Term Services and Supports (LTSS), in addition to other state-sponsored programs, Medicare (including the Medicare prescription drug benefit commonly known as “Part D”), dual eligible programs and programs with the U.S. Department of Defense and U.S. Department of Veterans Affairs. Centene also provides healthcare services to groups and individuals delivered through commercial health plans. Centene operates local health plans and offers a range of health insurance solutions. It also contracts with other healthcare and commercial organizations to provide specialty services including behavioral health management, care management software, correctional healthcare services, dental benefits management, commercial programs, home-based primary care services, life and health management, vision benefits management, pharmacy benefits management, specialty pharmacy and telehealth services.

Centene uses its investor relations website to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Centene is routinely posted and is accessible on Centene’s investor relations website, http://www.centene.com/investors.

Forward-Looking Statements

The company and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act ("PSLRA") of 1995, including statements in this and other press releases, in presentations, filings with the Securities and Exchange Commission ("SEC"), reports to stockholders and in meetings with investors and analysts. In particular, the information provided in this press release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Centene and certain plans and objectives of Centene with respect thereto, including but not limited to the expected benefits of the acquisition of Health Net, Inc. (Health Net) (Health Net Acquisition) and the acquisition of New York State Catholic Health Plan, Inc., d/b/a Fidelis Care New York (Fidelis Care) (Fidelis Care Acquisition). These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Without limiting the foregoing, forward-looking statements often use words such as "believe", "anticipate", "plan", "expect", "estimate", "intend", "seek", "target", "goal", "may", "will", "would", "could", "should", "can", "continue" and other similar words and expressions (and the negative thereof). We intend such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in PSLRA. A number of factors, variables or events could cause actual plans and results to differ materially from those expressed or implied in forward-looking statements. Such factors include, but are not limited to, Centene's ability to accurately predict and effectively manage health benefits and other operating expenses and reserves; competition; membership and revenue declines or unexpected trends; changes in healthcare practices, new technologies and advances in medicine; increased healthcare costs; changes in economic, political or market conditions; changes in federal or state laws or regulations, including changes with respect to income tax reform or government healthcare programs as well as changes with respect to the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act and any regulations enacted thereunder that may result from changing political conditions; rate cuts or other payment reductions or delays by governmental payors and other risks and uncertainties affecting Centene's government businesses; Centene's ability to adequately price products on federally facilitated and state-based Health Insurance Marketplaces; tax matters; disasters or major epidemics; the outcome of legal and regulatory proceedings; changes in expected contract start dates; provider, state, federal and other contract changes and timing of regulatory approval of contracts; the expiration, suspension or termination of Centene's contracts with federal or state governments (including but not limited to Medicaid, Medicare, TRICARE or other customers); the difficulty of predicting the timing or outcome of pending or future litigation or government investigations; challenges to Centene's contract awards; cyber-attacks or other privacy or data security incidents; the possibility that the expected synergies and value creation from acquired businesses, including, without limitation, the Health Net Acquisition and the Fidelis Care Acquisition, will not be realized, or will not be realized within the expected time period; the exertion of management's time and Centene's resources, and other expenses incurred and business changes required in connection with complying with the undertakings in connection with any regulatory, governmental or third party consents or approvals for the Health Net Acquisition or the Fidelis Care Acquisition; disruption caused by significant completed and pending acquisitions, including the Health Net Acquisition and the Fidelis Care Acquisition, making it more difficult to maintain business and operational relationships; the risk that unexpected costs will be incurred in connection with the completion and/or integration of acquisition transactions, including among others, the Health Net Acquisition and the Fidelis Care Acquisition; changes in expected closing dates, estimated purchase price and accretion for acquisitions; the risk that acquired businesses, including Health Net and Fidelis Care, will not be integrated successfully; the risk that, following the Fidelis Care Acquisition, Centene may not be able to effectively manage its expanded operations; restrictions and limitations in connection with Centene's indebtedness; Centene's ability to achieve improvement in the Centers for Medicare and Medicaid Services (CMS) Star ratings and maintain or achieve improvement in other quality scores in each case that can impact revenue and future growth; availability of debt and equity financing, on terms that are favorable to Centene; inflation; foreign currency fluctuations; and risks and uncertainties discussed in the reports that Centene has filed with the SEC. These forward-looking statements reflect Centene's current views with respect to future events and are based on numerous assumptions and assessments made by Centene in light of its experience and perception of historical trends, current conditions, business strategies, operating environments, future developments and other factors it believes appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties and are subject to change because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this press release could cause Centene's plans with respect to the Health Net Acquisition, the Fidelis Care Acquisition, actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is currently believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this press release are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this press release. Centene does not assume any obligation to update the information contained in this press release (whether as a result of new information, future events or otherwise), except as required by applicable law. This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain other risk factors that may affect Centene's business operations, financial condition and results of operations, in Centene's filings with the SEC, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

[Tables Follow]

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except shares in thousands and per share data in dollars)

	June 30, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,707	$4,072
Premium and trade receivables	4,067	3,413
Short-term investments	602	531
Other current assets	1,001	687
Total current assets	12,377	8,703
Long-term investments	5,746	5,312
Restricted deposits	1,943	135
Property, software and equipment, net	1,327	1,104
Goodwill	5,346	4,749
Intangible assets, net	1,501	1,398
Other long-term assets	503	454
Total assets	$28,743	$21,855

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims liability	$5,003	$4,286
Accounts payable and accrued expenses	3,803	4,165
Return of premium payable	529	549
Unearned revenue	523	328
Current portion of long-term debt	4	4
Total current liabilities	9,862	9,332
Long-term debt	6,275	4,695
Other long-term liabilities	1,898	952
Total liabilities	18,035	14,979
Commitments and contingencies
Redeemable noncontrolling interests	11	12
Stockholders’ equity:
Preferred stock, $0.001 par value; authorized 10,000 shares; no shares issued or outstanding at June 30, 2018 and December 31, 2017	—	—
Common stock, $0.001 par value; authorized 400,000 shares; 207,413 issued and 205,247 outstanding at June 30, 2018, and 180,379 issued and 173,437 outstanding at December 31, 2017	—	—
Additional paid-in capital	7,355	4,349
Accumulated other comprehensive loss	(67)	(3)
Retained earnings	3,403	2,748
Treasury stock, at cost (2,166 and 6,942 shares, respectively)	(81)	(244)
Total Centene stockholders’ equity	10,610	6,850
Noncontrolling interest	87	14
Total stockholders’ equity	10,697	6,864
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$28,743	$21,855

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data in dollars)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues:
Premium	$12,113	$10,905	$24,016	$21,543
Service	762	536	1,415	1,063
Premium and service revenues	12,875	11,441	25,431	22,606
Premium tax and health insurer fee	1,306	513	1,944	1,072
Total revenues	14,181	11,954	27,375	23,678
Expenses:
Medical costs	10,380	9,413	20,419	18,735
Cost of services	658	456	1,201	897
Selling, general and administrative expenses	1,237	1,065	2,553	2,156
Amortization of acquired intangible assets	45	39	84	79
Premium tax expense	1,189	543	1,735	1,133
Health insurer fee expense	183	—	354	—
Total operating expenses	13,692	11,516	26,346	23,000
Earnings from operations	489	438	1,029	678
Other income (expense):
Investment and other income	65	45	106	86
Interest expense	(80)	(62)	(148)	(124)
Earnings from operations, before income tax expense	474	421	987	640
Income tax expense	175	169	350	256
Net earnings	299	252	637	384
Loss attributable to noncontrolling interests	1	2	3	9
Net earnings attributable to Centene Corporation	$300	$254	$640	$393

Net earnings per common share attributable to Centene Corporation:
Basic earnings per common share	$1.53	$1.47	$3.46	$2.28
Diluted earnings per common share	$1.50	$1.44	$3.39	$2.23

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities:
Net earnings	$637	$384
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	215	173
Stock compensation expense	67	62
Deferred income taxes	4	(58)
Changes in assets and liabilities
Premium and trade receivables	(553)	(696)
Other assets	2	65
Medical claims liabilities	717	243
Unearned revenue	202	241
Accounts payable and accrued expenses	(865)	(257)
Other long-term liabilities	865	781
Other operating activities, net	29	4
Net cash provided by operating activities	1,320	942
Cash flows from investing activities:
Capital expenditures	(362)	(181)
Purchases of investments	(1,375)	(1,317)
Sales and maturities of investments	721	1,015
Acquisitions, net of cash acquired	(237)	—
Other investing activities, net	—	(1)
Net cash used in investing activities	(1,253)	(484)
Cash flows from financing activities:
Proceeds from the issuance of common stock	2,780	—
Proceeds from long-term debt	5,146	810
Payments of long-term debt	(3,471)	(762)
Common stock repurchases	(13)	(15)
Purchase of noncontrolling interest	(63)	—
Other financing activities, net	(1)	6
Net cash provided by financing activities	4,378	39
Net increase in cash, cash equivalents and restricted cash	4,445	497
Cash, cash equivalents, and restricted cash and cash equivalents, beginning of period	4,089	3,936
Cash, cash equivalents, and restricted cash and cash equivalents, end of period	$8,534	$4,433
Supplemental disclosures of cash flow information:
Interest paid	$130	$99
Income taxes paid	$195	$205
Equity issued in connection with acquisitions	$507	$—

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA

	Q2	Q1	Q4	Q3	Q2
	2018	2018	2017	2017	2017
MANAGED CARE MEMBERSHIP BY LINE OF BUSINESS
Medicaid:
TANF, CHIP & Foster Care	5,852,000	5,776,600	5,807,300	5,809,400	5,854,400
ABD & LTSS	874,200	866,000	846,200	850,300	843,500
Behavioral Health	454,600	454,500	463,700	467,400	466,500
Total Medicaid	7,180,800	7,097,100	7,117,200	7,127,100	7,164,400
Commercial	2,051,700	2,161,200	1,558,300	1,657,800	1,743,600
Medicare (1)	343,800	343,400	333,700	331,000	327,500
Correctional	157,900	157,300	157,500	158,000	160,400
Total at-risk membership	9,734,200	9,759,000	9,166,700	9,273,900	9,395,900
TRICARE eligibles	2,851,500	2,851,500	2,824,100	2,823,200	2,823,200
Non-risk membership	218,100	218,900	216,300	213,900	—
Total	12,803,800	12,829,400	12,207,100	12,311,000	12,219,100

(1) Membership includes Medicare Advantage, Medicare Supplement, Special Needs Plans, and MMP.

NUMBER OF EMPLOYEES	41,200	34,800	33,700	32,400	31,500

DAYS IN CLAIMS PAYABLE (2)	44	43	41	42	40
(2) Days in claims payable is a calculation of medical claims liabilities at the end of the period divided by average claims expense per calendar day for such period.

CASH, INVESTMENTS AND RESTRICTED DEPOSITS (in millions)
Regulated	$11,455	$11,398	$9,740	$9,633	$9,673
Unregulated	3,543	452	310	308	291
Total	$14,998	$11,850	$10,050	$9,941	$9,964

DEBT TO CAPITALIZATION	37.0%	40.6%	40.6%	41.5%	42.5%
DEBT TO CAPITALIZATION EXCLUDING NON-RECOURSE DEBT (3)	36.7%	40.3%	40.3%	41.2%	42.1%
(3) The non-recourse debt represents the Company's mortgage note payable ($59 million at June 30, 2018) and construction loan payable ($26 million at June 30, 2018).
Debt to capitalization is calculated as follows: total debt divided by (total debt + total equity).

OPERATING RATIOS

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
HBR	85.7%	86.3%	85.0%	87.0%
SG&A expense ratio	9.6%	9.3%	10.0%	9.5%
Adjusted SG&A expense ratio	9.6%	9.3%	10.0%	9.3%

MEDICAL CLAIMS LIABILITY

The changes in medical claims liability are summarized as follows (in millions):

Balance, June 30, 2017	$4,170
Reinsurance recoverable	10
Balance, June 30, 2017, net	4,160
Incurred related to:
Current period	39,894
Prior period	(359)
Total incurred	39,535
Paid related to:
Current period	35,184
Prior period	3,525
Total paid	38,709
Balance, June 30, 2018, net	4,986
Plus: Reinsurance recoverable	17
Balance, June 30, 2018	$5,003

Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the “Incurred related to: Prior period” amount may be offset as Centene actuarially determines “Incurred related to: Current period.” As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology. Additionally, approximately $5 million was recorded as an increase to premium revenues resulting from development within “Incurred related to: Prior period” due to minimum HBR and other return of premium programs.

The amount of the “Incurred related to: Prior period” above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service June 30, 2017, and prior.